UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Target Corporation
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• Former CEO of Starbucks and Pathmark – Jim Donald was replaced as CEO of Starbucks1 in January 2008 by founder, Howard Schultz – Starbucks share price declined 28% over Jim Donald’s tenure as CEO at Starbucks, while the S&P 500 increased 21% during the same period. Starbucks share price declined 48% in Donald’s final year as CEO2 – Pathmark filed for bankruptcy during Jim Donald’s six-year tenure as CEO3 • Ownership Culture – Jim Donald purchased 0 additional shares of Starbucks on the open market during his tenure as CEO4 – Jim Donald purchased 0 additional shares of Rite Aid on the open market during his tenure on the Board – As of May 11, 2009, the value of the stock underlying Jim Donald's options granted by the Board of Rite Aid was $35,3345 • During Jim Donald’s one year tenure on the board of Rite Aid, its stock has declined from $2.43/share to only $1.06 – a decline of 56% in value6 • Jim Donald stated that he plans to resign from Rite Aid’s Board if he is elected to Target’s Board7 More Facts You Should Know About Pershing Square’s Nominees: (Note the footnotes) Pershing Square Significant Relevant Nominees Experience Commentary Jim Donald Food Retailing 1

Richard Vague Credit Cards • Private energy company executive8 – Vague has been running a private energy service company, Energy Plus, since 2007 • Richard Vague left First USA in 1999 following reported problems at the credit card issuer9 – “Vague, First USA's founder, retained his title and most of his management staff when Bank One acquired First Data, but problems at the card unit led to his ouster two and a half years later.” – February 12, 2004, American Banker (permission to use quote neither sought nor obtained) Michael Ashner Real Estate • Michael Ashner has a long-term relationship with Bill Ackman – Ashner was part of Pershing Square’s dissident Ceridian slate10 • Real estate investor – Winthrop Realty Trust has a market capitalization of $161 million as of May 11, 200911 – Winthrop Realty Trust reported EBIT of negative $54 million in 200812 2 Pershing Square Significant Relevant Nominees Experience Commentary

Bill Ackman Shareholder Value • Founder of Pershing Square • Owner of a 3.3% voting stake in Target and a 4.5% stake in the form of options that expire in less than two years13 • Additional facts – Pershing Square IV investors have incurred outsized losses relative to holders of Target common stock due to Bill Ackman’s leveraged derivative positions14 – Since a Pershing Square partner was appointed to the Borders Group Board, the Borders Group share price is down 73%; during this same period the S&P Retail Index declined 11.7% and the S&P 500 declined 31.8%15 Ron Gilson Corporate Governance • Law professor – Professor Gilson has never served on the Board of a public company – Bill Ackman has indicated that Professor Gilson will NOT be included in the Pershing Square slate if Target shareholders approve a 12 member Board16 3 Pershing Square Significant Relevant Nominees Experience Commentary

Footnotes:

1. "But when sales sagged and the stock dropped by nearly half in 2007, Starbucks Chairman Howard Schultz fired Donald, now 54, and reinstalled himself as chief executive." – 9-Jun-2008, Fortune (permission to use quote neither sought nor obtained)

2. During Jim Donald's time as CEO (1-Apr-2005 to 7-Jan-2008) SBUX declined 28% and the S&P 500 increased 21%. Starbucks share price declined of 48% in Jim Donald's final year as CEO (from 8-Jan-2007 to 7-Jan-2008)

3. During Jim Donald's tenure as CEO (21-Oct-1996 through 16-Oct-2002), Pathmark filed for bankruptcy on 12-Jul-2000

4. Mr. Donald did not make any open market purchases of Starbucks shares while at the Company – SEC Forms 4 (11-2002 to 1-2008)

5. According to Rite Aid's Schedule 14A filed 15-Apr-2009, Mr. Donald owns 33,334 stock options that may be exercised in the next 60 days for total beneficial ownership of 33,334 shares (pg. 50, footnote 6). As of 11-May- 2009 the value of the underlying stock was $35,334.04

6. 14-May-2008 to 11-May-2009

7. Pershing Square Definitive Proxy Statement (24-Apr-2009 - TGT); Jim Donald has served on the Board of Rite Aid for approximately one year

8. Vague has run Energy Plus, an independent Energy Service Company, since 2007 – http://www.energypluscompany.com/companyoverview.php

9. "Vague, First USA's founder, retained his title and most of his management staff when Bank One acquired First Data, but problems at the card unit led to his ouster two and a half years later." – 12-Feb-2004, American Banker (permission to use quote neither sought nor obtained) Also see: "Vague left First USA in October 1999 amid falling profits and high attrition levels, partly due to the mismanagement of late fees. Bank One's stock price fell by 50 percent in a matter of months, prompting analysts to declare that either Vague or John McCoy, former chief executive of Bank One, 'had to go' (see CI228)." – 11-Sep-2000, Cards International (permission to use quote neither sought nor obtained)

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“Michael Ashner is a member of the New York City real estate community, of which we are active, and [that] is how I know Michael, but I have not done business with Michael but I do have a high regard for his real estate acumen.” Bill Ackman, Glass Lewis Proxy Talk, 12-May-2009 – We note Michael Ashner was part of the Pershing Square slate during its proxy contest against Ceridian, Pershing Square Definitive Proxy (14-Aug-2007 – Ceridian Corporation) As of 11-May-2009 Winthrop Realty Trust 2008 10-K Pershing Square Definitive Proxy Statement (24-Apr-2009 - TGT); Pershing Square’s options expire in Jan-2011 Pershing Square investor letter – 5-Feb-2009 18-Jan-2008 to 11-May-2009; 18-Jan-2008 to 11-May-2009, the S&P Retail Index declined 11.7% and the S&P 500 declined 31.8% Pershing Square Definitive Proxy (24-Apr-2009 - TGT) 5